EXHIBIT 99


     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management's plans and objectives, contained or incorporated by reference in the Company's 1997 Annual Report on Form 10-K is forward-looking. In some cases information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

     Liquidity and Capital Resources. On July 11, 1997 FCI and Flagstar filed voluntary petitions for relief under the Bankruptcy Code. The Plan, dated as of November 7, 1997 (as amended following the resolution of certain issues before the Bankruptcy Court), was confirmed by the Bankruptcy Court pursuant to an order entered as of November 12, 1997 and became effective January 7, 1998. As a result of the reorganization, FCI and Flagstar significantly reduced their debt and simplified their capital structure. Although consummation of the Plan significantly reduced the Company's debt obligations, the Company still has substantial indebtedness and debt service requirements, in absolute terms and in relation to shareholder's equity. With respect to the long-term liquidity of the Company, management believes that, after giving effect to the Plan, the Company will have sufficient cash flow from operations (together with funds available under the Credit Facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 1999. Even with the completion of the Plan, however, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to maintain or increase operating cash flow will depend upon consumer tastes, the success of marketing initiatives and other efforts by the Company to increase customer traffic in its restaurants, prevailing economic conditions and other matters, many of which are beyond the control of the Company.

     Competition. The Company's future performance will be subject to a number of factors that affect the restaurant industry generally, including competition. The restaurant business is highly competitive and the competition can be expected to increase. Price, restaurant location, food quality, quality and speed of service and attractiveness of facilities are important aspects of competition as are the effectiveness of marketing and advertising programs. The competitive environment is also often affected by factors beyond the Company's or a particular restaurant's control. The Company's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than the Company) to locally-owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.

     Economic, Market and Other Conditions. Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company's can also be materially and adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular.

     Importance of Locations. The success of Company and franchised restaurants is significantly influenced by location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, resulting in potentially reduced sales in those locations.
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     Government Regulations. The Company and its franchisees are subject to
Federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and hiring and employment practices. Restaurant operations are also subject to Federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the American With Disabilities Act of 1990. The operation of the Company's franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on is operations, particularly on its relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.